Exhibit 3.2

JACOBINA MINERAÇÃO E COMÉRCIO LTDA.

CNPJ No. 42.463.174/0001-30

NIRE No. 29.201.903.673

31st Amendment to the Articles of Association

(i) YAMANA JACOBINA HOLDINGS B.V., a company organized and existing under the laws of the Netherlands, with its principal place of business at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, enrolled in the National Register of Legal Entities (CNPJ) under No. 09.358.072/0001-80, herein represented by its attorney-in-fact, Ms. Maria da Graça Montalvão, Brazilian, attorney, divorced, bearer of Identity Card RG No. 54.861.403-9 SSP/SP and enrolled in the Individual Taxpayers Register (CPF/MF) under No. 608.812.406-72, domiciled at Rua Leonardo Cerveira Varandas, 50, Block 1, apt. 15, Paraíso do Morumbi, Zip Code 05705-270, in the City of São Paulo, State of São Paulo; and

(ii) YAMANA INTERNATIONAL HOLDINGS COÖPERATIE U.A., a company organized and existing under the laws of the Netherlands, with its principal place of business at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands, enrolled in the National Register of Legal Entities (CNPJ) under No. 09.358.074/0001-79, herein represented by its attorney-in-fact, Ms. Maria da Graça Montalvão, Brazilian, attorney, divorced, bearer of Identity Card RG No. 54.861.403-9 SSP/SP and enrolled in the Individual Taxpayers Register (CPF/MF) under No. 608.812.406-72, domiciled at Rua Leonardo Cerveira Varandas, 50, Block 1, apt. 15, Paraíso do Morumbi, Zip Code 05705-270, in the City of São Paulo, State of São Paulo;

in their capacity as partners representing the total capital stock of JACOBINA MINERAÇÃO E COMÉRCIO LTDA., a Brazilian limited liability business company (sociedade empresária limitada), with its principal place of business in the City of Jacobina, State of Bahia, at Fazenda Itapicuru, no number, Zip Code 44700-000, enrolled in CNPJ under No. 42.463.174/0001-30, with its articles of association filed with the Commercial Registry of the State of Bahia (“JUCEBA”) under No. 29.201.903.673 (NIRE) on November 10, 1997, and twenty-second amendment to the Articles of Association filed with JUCEBA under No. 97283301 on May 6, 2013 (“Company”), have resolved to amend the Company’s Articles of Association in order to incorporate the modifications approved in the 24th, 25th, 26th, 27th, 28th, 29th and 30th Amendments to the Articles of Association, as follows:

“ARTICLES OF ASSOCIATION

OF

JACOBINA MINERAÇÃO E COMÉRCIO LTDA.

YAMANA JACOBINA HOLDINGS B.V., a company organized and existing under the laws of the Netherlands, with its principal place of business at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, enrolled in the National Register of Legal Entities (CNPJ) under No. 09.358.072/0001-80, herein represented by its attorney-in-fact, Ms. Maria da Graça Montalvão, Brazilian, attorney, divorced, bearer of Identity Card RG No. 54.861.403-9 SSP/SP and enrolled in the Individual Taxpayers Register (CPF/MF) under No. 608.812.406-72, domiciled at Rua Leonardo Cerveira Varandas, 50, Block 1, apt. 15, Paraíso do Morumbi, Zip Code 05705-270, in the City of São Paulo, State of São Paulo.

YAMANA INTERNATIONAL HOLDINGS COÖPERATIE U.A., a company organized and existing under the laws of the Netherlands, with its principal place of business at Prins Bernhardplein 200, 1097JB Amsterdam, the Netherlands, enrolled in the National Register of Legal Entities (CNPJ) under No. 09.358.074/0001-79, herein represented by its attorney-in-fact, Ms. Maria da Graça Montalvão, Brazilian, attorney, divorced, bearer of Identity Card RG No. 54.861.403-9 SSP/SP and enrolled in the Individual Taxpayers Register (CPF/MF) under No. 608.812.406-72, domiciled at Rua Leonardo Cerveira Varandas, 50, Block 1, apt. 15, Paraíso do Morumbi, Zip Code 05705-270, in the City of São Paulo, State of São Paulo.

In their capacity as partners representing the Company’s total capital stock, have resolved to restate the Company’s Articles of Association, which shall henceforth read as follows:

Article 1. The Company shall operate under the name of JACOBINA MINERAÇÃO E COMÉRCIO LTDA.

Article 2. The Company’s principal place of business is located at Fazenda Itapicuru, no number, Zip Code 44700-000, Jacobina, State of Bahia. It may maintain branches, offices and representative offices elsewhere in Brazil or abroad, by resolution of partner(s) representing a majority of the Company’s capital stock.

Article 3. The Company shall engage in: (a) exploration, prospecting, processing and marketing of mineral ores of any kind; (b) import and export of goods and products in connection with the Company’s core business; (c) economic use of prospecting and mining concessions and authorizations; (d) commercialization of mineral ores of any kind; (e) provision of mineral prospecting services; (f) acquisition and lease of lands intended to satisfy the Company’s needs and objectives, as well as subsoil rights and interests; (g) holding equity interests in other companies, as member, partner or shareholder.

Article 4. The Company is established for an indefinite period.

Article 5. The Company’s capital, fully subscribed for and paid up in Brazilian currency, is five hundred and twenty-four million six hundred and sixty-three thousand two hundred and fifteen Brazilian Reals and forty-nine cents (BRL 524.663.215,49), divided into fifty-two billion four hundred and sixty-six million three hundred and twenty-one thousand five hundred and forty-nine (52.466.321.549) membership units (‘quotas’) in the unit par value of one centavo (R$ 0.01), fully subscribed for and paid up, and allocated between the partners as follows:

Partner	No. of quotas	Amount (BRL)
YAMANA JACOBINA HOLDINGS B.V.	52,466,321,294	524,663,212.94
YAMANA INTERNATIONAL HOLDINGS COÖPERATIE U.A.	255	2.55
Total	52,466,321,549	524,663,215.49

Paragraph 1. The liability of partners is limited to the amount of quotas held thereby, pursuant to article 1052 of the Brazilian Civil Code.

Paragraph 2. The partners are not held vicariously liable for the Company’s obligations.

Article 6. The Company shall be managed by no less than one (1) and no more than seven (7) managers, who need not be partners but shall be resident and domiciled in Brazil; the managers shall be appointed by partners representing at least two thirds (2/3) of the Company’s capital stock. The managers shall be vested with the powers necessary to manage and represent the Company, always two of them acting jointly and in strict accordance with the express instructions of the partners.

Paragraph 1. The managers shall be designated by the partners in meeting, and the respective minutes, duly filed with the Register of Companies (Registro Público de Empresas), shall serve as sufficient evidence of appointment. The monthly compensation of managers shall be set by agreement between the partners, and shall be posted as general expenses. The partners may establish that no compensation is payable to the managers.

Paragraph 2. The managers shall serve until they are dismissed by resolution of the partner representing more than half of the Company’s capital stock, pursuant to article 1076, II of the Brazilian Civil Code.

Article 7. A partners’ meeting is not compulsory, but any partner may call it by letter with notice of receipt at least five (5) days before the holding date; the call notice shall state the date, time and agenda of the meeting.

Paragraph 1. A partners’ meeting shall be held at the Company’s principal place of business, and may be waived when all partners adopt a written resolution in lieu of meeting for the matter concerned.

Paragraph 2. Partners that are physically present may cast their votes by telegram, telex or fax, and the content of any such votes shall be transcribed in the respective minutes of meeting, provided that they have been received at the Company’s principal place of business until the date and time for instatement of the meeting in first call.

Paragraph 3. A partners’ meeting may be instated in first call, when partners representing the Company’s total capital stock are present; or in second call, with any quorum.

Article 8. Subject to the provisions in Article 9 of these Articles of Association, the managers, or an attorney-in-fact designated thereby, shall have the requisite powers to take all acts necessary or advisable for the Company’s management; these powers include, among others, those necessary to:

(a) represent the Company in and out of court, as plaintiff or defendant, before third parties, as well as before any government bodies, federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities;

(b) manage, guide and oversee the Company’s businesses, which includes the sale, exchange or disposal of the Company’s movable or immovable properties in any way, establishing the respective terms, prices and conditions therefor; and

(c) sign any documents, even those entailing a responsibility or obligation for the Company, including deeds, negotiable instruments, checks, contracts of any kind, money orders, and others.

Sole Paragraph Powers of attorney on behalf of the Company shall always be signed by at least two managers; shall expressly state the powers granted; and, except for those granted for judicial purposes, shall be valid for a limited period.

Article 9. No quotas may be transferred, assigned, encumbered or otherwise disposed of to third parties, fully or in part, without the prior express consent of the other partners.

Paragraph 1. The Company in first place, and then the partners ratably to their respective equity interests (if the Company is not willing to acquire them), shall have a preemptive right to acquire the quotas held by the assigning partner, on equal footing with interested third parties. The assigning partner shall give written notice to the Company and other partners at least sixty (60) days in advance, stating the price, conditions and number of assigned quotas.

Paragraph 2. If the Company does not exercise its preemptive right within sixty (60) days from said notice, the offered quotas shall be negotiated with the partners that have timely expressed their interest in acquiring them from the assigning partner. If no partner exercises its respective preemptive right on the stated conditions, the assigning partner shall then be free to sell its quotas to third parties at least for the same price, on the same conditions and in the amounts then offered.

Paragraph 3. Any assignment or transfer of quotas by any partner to a company in which it holds a majority of the voting stock, or to those of its respective controlling entity, shall be free and not covered by the limitations set out in the main section of this article.

Paragraph 4. Any assignment or transfer of quotas in breach of the rules set out in this article shall be null and void as regards the Company.

Paragraph 5. If a partner fails to pay up its respective quotas in a timely manner, these quotas may be transferred to the other partners or to third parties, and said defaulting partner shall be excluded from the Company with the refund of the amount contributed thereby up to the exclusion date, less deductions prescribed by law.

Article 10. The Company’s fiscal year shall begin on January 1st and end on December 31st. A balance sheet and profit and loss statement shall be prepared at the end of each fiscal year and as of the year-end date.

Article 11. The net profits at year-end shall be allocated as determined by the partners representing a majority of the Company’s capital stock; all partners shall be assured of their respective interest therein. No partner shall be entitled to any portion of the profits until an express resolution is adopted on the respective allocation.

Paragraph 1. Each partner shall be entitled to profits or responsible for losses proportionally to the respective interest in the Company’s capital stock.

Paragraph 2. The Company may draw up interim balance sheets covering a period shorter than one year, and may also declare and pay interim profits based thereon by resolution adopted at a partners’ meeting.

Article 12. A petition for judicial or extrajudicial reorganization shall be subject to resolution of partners representing an absolute majority of the Company’s capital stock, except in urgent cases, when managers may then apply for judicial reorganization upon authorization from partners representing more than half of the Company’s capital stock.

Article 13. If the company is wound up or goes into liquidation, the partner or its designee shall act as liquidation. In this case, the Company’s assets shall be used to settle the Company’s obligations and the remaining assets, if any, shall be apportioned among the partners proportionally to their respective equity interests in the Company.

Article 14. The withdrawal, extinguishment, death, exclusion, bankruptcy, judicial or extrajudicial reorganization of any partner shall not cause the Company to be wind up; in this case, the Company shall remain in existence with the remaining partners, unless the latter decide to liquidate it, provided that they represent a majority of the Company’s capital stock. The assets of the withdrawing, extinguished, deceased, excluded or bankrupt partner, or of the partner in judicial or extrajudicial reorganization, shall be calculated on the basis of a special balance sheet drawn up by the Company, and shall be paid, whether directly to them or to their respective heirs or successors, within six (6) months of the event, duly updated at the index that better reflects the loss of purchasing power in the Brazilian currency.

Article 15. These Articles of Association may be freely amended, at any time, by resolution of partners representing three fourths of the Company’s capital stock.

Article 16. The rules on joint-stock companies set out in Law 6404/76, as amended by Law 10303/2001, and as further amended from time to time, shall apply in a subsidiary manner to these Articles of Association with regard to any matter over which they have been silent.

Article 17. The courts sitting in the Judicial District of Jacobina, State of Bahia, are hereby elected to resolve any disputes arising from these Articles of Association, to the exclusion of any other courts, however privileged they may be.

IN WITNESS WHEREOF, the parties sign this instrument in three counterparts of equal content, in the presence of two witnesses, who also signed it.”

Jacobina, August 1st, 2016

Partners:

YAMANA INTERNATIONAL HOLDINGS COÖPERATIE U.A.,

(sgd) Maria da Graça Montalvão

YAMANA JACOBINA HOLDINGS B.V.,

(sgd) Maria da Graça Montalvão

Witnesses:

1. (sgd) Filipe Morais Cunha, RG 16165517, CPF 097.106.326-55

2. (sgd) Karen Raíssa de Oliveira, RG 18609467, CPF 110.703.146-09

[Stamps and authenticity seals certifying the signatures of Maria da Graça Montalvão by the Civil Register of Vital Statistics and Notary Office in the 30th Subdistrict — Ibirapuera, São Paulo, on December 13, 2016.]

[Stamp attesting to filing of these Articles of Association with the Commercial Registry of the State of Bahia under No. 97625614 on December 28, 2016.]

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